14(b)     REPORTS ON FORM 8

               There were no Form 8-K filings by the Company during the fourth quarter of 1998.

Exhibit 11 - Statement re:  Computation of Per Share Earnings:

Net Income Per Common Share:

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" which makes certain changes to the manner in which earnings per share is reported. The Company has adopted this standard for the year ended December 31, 1997.

                                        1998        1997          1996
                                     ----------   ----------   ----------
Numerator-
  Net income -
     Basic & Diluted                 $1,007,000   $5,536,000   $4,709,000
Denominator -
  Weighted average common shares
      outstanding - Basic             9,297,119    9,522,167    9,568,502
  Incremental shares from assumed
      conversions of stock options       47,628       89,182       89,695
                                     ----------   ----------   ----------
Weighted average common shares
  outstanding - Diluted               9,344,747    9,611,349    9,658,197

Basic earnings per share             $     0.11   $     0.58   $     0.49
Diluted earnings per share           $     0.11   $     0.58   $     0.49


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